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                                                                    EXHIBIT 23.4

                           CONSENT OF KPMG AUDIT PLC

The Board of Managers
Huntsman ICI Holdings LLC

    We consent to the inclusion in this Registration Statement on Form S-4 of Huntsman ICI Chemicals LLC of our report dated June 2, 1999 with respect to the combined balance sheets of the Businesses, as defined, as of December 31, 1998 and 1997 and the related profit and loss accounts, cash flow statements and statements of total recognized gains and losses for each of the years in the three year period ended December 31, 1998, which report appears herein, and to the reference to our firm under the heading "Experts" in the Registration Statement.

KPMG Audit PLC

London
England

January 21, 2000